Results of
           Meeting of Shareholders

RIVERSOURCE PRECIOUS METALS FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members

                                      Affirmative                Withhold

    Kathleen Blatz                   59,322,540.61            2,815,748.03

    Arne H. Carlson                  59,119,873.28            3,018,415.36

    Patricia M. Flynn                59,419,492.18            2,718,796.46

    Anne P. Jones                    59,059,157.90            3,079,130.74

    Jeffrey Laikind                  59,162,032.07            2,976,256.57

    Stephen R. Lewis, Jr.            59,207,865.20            2,930,423.44

    Catherine James Paglia           59,292,022.45            2,846,266.19

    Vikki L. Pryor                   59,260,892.27            2,877,396.37

    Alan K. Simpson                  58,814,522.26            3,323,766.38

    Alison Taunton-Rigby             59,273,438.25            2,864,850.39

    William F. Truscott              59,391,295.74            2,746,992.90


Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

        Affirmative          Against            Abstain       Broker Non-votes

      57,758,933.80        3,261,878.69       1,031,887.53        85,588.62

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes

      58,234,446.76        2,713,111.84       1,105,141.42        85,588.62

Approve changes in fundamental Investment policies
Lending

        Affirmative          Against            Abstain       Broker Non-votes

      56,681,392.09        4,328,749.72       1,042,558.21        85,588.62

Borrowing

        Affirmative          Against            Abstain       Broker Non-votes

      56,889,613.39        3,988,627.00       1,174,459.63        85,588.62